UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2013

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	814-00854	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX	76102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Appointment of Certain Officers.

On December 3, 2013, Joshua Easterly was elected by the Company’s Board of Directors to the position of co-Chief Executive Officer, joining Michael Fishman. Mr. Easterly continues to be Chairman of the Board and a director of the Company.

Prior to being named co-Chief Executive Officer, Mr. Easterly was a Vice President, director and Chairman of the Board of the Company since 2011. Mr. Easterly is a partner of TPG and TPG Special Situations Partners and the Co-Chief Investment Officer of TSL Advisers, LLC, the Company’s investment adviser and administrator. Between 2008 and 2010, he was a Managing Director at Goldman, Sachs & Co. in the Americas Special Situations Group, which invested Goldman’s capital in both the public markets and private transactions in distressed and special situations. Between 2006 and 2008, he served as a Director, Management Committee Member and Co-Head of the Goldman Sachs Specialty Lending Group. Prior to joining Goldman, Sachs & Co. in March 2006, Mr. Easterly was Senior Vice President, Northeast Regional Originations Manager at Wells Fargo Foothill, the $8 billion commercial finance company of Wells Fargo and Company. Mr. Easterly graduated from California State University, Fresno with a Bachelor of Science degree in Business Administration, magna cum laude. Mr. Easterly’s depth of experience investing in a variety of distressed and special situations transactions, as well as his extensive knowledge of the business and operations of TSSP, provides the Company with valuable insight and expertise.

Mr. Easterly will serve as the Company’s co-Chief Executive Officer until his resignation or earlier termination.

Item 8.01 – Other Events.

On December 3, 2013, the Company’s Board of Directors approved a forward stock split of its issued and outstanding shares by way of a stock dividend. Stockholders of record as of December 4, 2013 received 65.676 shares of common stock for each share of common stock held. We distributed the shares on December 5, 2013 and will pay cash for fractional shares without interest or deduction. As of December 5, 2014, our issued and outstanding shares total 37,026,023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC. (Registrant)

Date: December 6, 2013	By:	/s/ Ronald Cami
Ronald Cami
Vice President